Exhibit 8.02

June 24, 2004

Xicor, Inc.

933 Murphy Ranch Road

Building 4

Milpitas, California 95035

Ladies and Gentlemen:

We have acted as counsel to Xicor, Inc., a California corporation (“Company”), in connection with the preparation and execution of the Agreement and Plan of Merger, dated as of March 14, 2004 (the “Agreement”), by and among Intersil Corporation, a Delaware corporation (“Parent”), New Castle Sub LLC, a single member Delaware limited liability company wholly owned by Parent (“LLC”), New Castle Merger Sub Corp., a California corporation and wholly owned subsidiary of LLC (“Merger Sub”), and Company. Pursuant to the Agreement, (i) Merger Sub shall be merged with and into Company, the separate corporate existence of Merger Sub shall cease and Company shall continue as the surviving corporation (the “Initial Merger”); and (ii) if the Tax Free Valuation Test is satisfied (as described below), immediately following the Effective Time on the Closing Date, pursuant to an integrated plan with the Initial Merger, Company shall be merged with and into LLC, the separate corporate existence of Company shall cease and LLC shall continue as the ultimate surviving entity (the “Subsequent Merger,” and collectively with the Initial Merger, the “Merger”).

The Tax Free Valuation Test will be satisfied if the value of Parent Common Stock issued in Step One (valued at the lesser of (i) the closing price of a share of Parent Common Stock on the day before the Closing Date or (ii) the average of the high and low trading prices of the Parent Common Stock on the day before the Closing Date, each as reported on the Nasdaq National Market) is 40% or more of the total consideration to be paid in exchange for the Company Common Stock.

The Merger and certain proposed transactions incident thereto are described in the Registration Statement on Form S-4 (the “Registration Statement”) of Parent, which includes the Prospectus relating to the Merger (the “Prospectus”). This opinion is being rendered pursuant to the requirements of Item 21(a) of Form S-4 under the Securities Act of 1933, as amended. Unless otherwise indicated, any capitalized terms used herein and not otherwise defined have the meaning ascribed to them in the Agreement or the Registration Statement.

In connection with this opinion, we have examined and are familiar with the Agreement, the Registration Statement, and such other presently existing documents, records and matters of law as we have deemed necessary or appropriate for purposes of our opinion. In addition, we have assumed, without any independent investigation or examination thereof, (i) that the Initial Merger (and, if it occurs, the Subsequent Merger) will be consummated in accordance with the provisions of the Agreement and in the manner contemplated by the Prospectus and will be effective under applicable state law, and that the parties have complied with and, if applicable, will continue to comply with, the covenants, conditions and other provisions contained in the Agreement without any waiver, breach or amendment thereof; (ii) the continuing truth and accuracy at all relevant times of the statements, representations and warranties made by Company, Parent and Merger Sub in the Agreement and the Prospectus; and (iii) the delivery to us of customary representation letters by Company, Merger Sub, LLC and Parent.

Xicor, Inc.

June 24, 2004

Based upon and subject to the foregoing, the discussion contained in the Registration Statement under the caption “Material United States Federal Income Tax Consequences of the Merger,” subject to the limitations and qualifications described therein, represents our opinion.

Because this opinion is being delivered prior to the consummation of the proposed transactions described in the Registration Statement, it must be considered prospective and dependent on future events. There can be no assurance that changes in the law will not take place that could affect the material United States federal income tax consequences of the Merger or that contrary positions may not be taken by the Internal Revenue Service. We undertake no responsibility to advise you of any new developments in the facts or in the application or interpretation of the federal income tax laws. Furthermore, in the event any one of the statements, representations, warranties or assumptions upon which we have relied to issue this opinion is incorrect, our opinion might be adversely affected and may not be relied upon.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm name in the Registration Statement in connection with references to this opinion and the material United States federal income tax consequences of the Merger. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/    WILSON SONSINI GOODRICH & ROSATI

WILSON SONSINI GOODRICH & ROSATI

Professional Corporation